Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Showpower, Inc. on Form SB-2 of our report dated March 6, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Showpower, Inc.'s estimated useful lives of and method of accounting for depreciation of property and equipment) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial Information," "Selected Consolidated Financial Information" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Los Angeles, California
April 17, 1998